                                                                   EXHIBIT 10.2

                       PREFERRED STOCK PURCHASE AGREEMENT

         This Preferred Stock Purchase Agreement (the "Agreement") is made and entered into as of the 1st day of March, 2000, by and between AVIATION GROUP, INC., a Texas corporation (the "Company"), and TRAVELBYUS.COM, LTD. (the "Investor").

1.       AUTHORIZATION AND SALE OF THE SHARES; OTHER AGREEMENTS.

         1.1 Authorization of the Shares. The Company shall, as of the Closing (as defined below), adopt and file with the Secretary of State of the State of Texas, the Certificate of Designation (the "Certificate"), substantially in the form attached hereto as Exhibit A so as to establish and designate 1,500 shares of Series B Preferred Stock (the "Series B Stock") having the rights, restrictions, privileges, redemption rights and preferences, as set forth in the Certificate.

         1.2 Sale of the Shares. Subject to the terms and conditions hereof, the Investor agrees to purchase at the Initial Closing (as defined below), and the Company agrees to sell and issue to the Investor at the Initial Closing, 200 shares of the Series B Stock for an aggregate purchase price of U.S. $2,000,000. The purchase price represents $10,000 per share (the "Per Share Price").

         1.3 Additional Sales of Shares. Subject to the terms and conditions hereof, the Investor agrees to purchase at one or more Subsequent Closings (as defined below), and the Company agrees to sell and issue to the Investor at such Subsequent Closings, additional shares of the Series B Stock at a purchase price per share equal to the Per Share Price. Such purchases shall occur from time to time when the Investor and the Company mutually agree that additional funds are needed by Global Leisure Travel, Inc., a Washington corporation ("Global"), to pay its matured indebtedness or to fund its operations. The maximum aggregate purchase price payable by the Investor for all Series B Stock purchased under this Agreement shall in no event exceed $10,500,000.

         1.4      Global Leisure Agreement.

                  (a) In connection with this Agreement, the Company is entering into a Preferred Stock Purchase Agreement (the "Global Agreement") with Global, pursuant to which the Company is purchasing shares of Global's Series B Preferred Stock (the "Global Stock"). Global is in need of funds to finance repayment of matured debt and for working capital purposes. It is the intent of the parties to this Agreement that the proceeds of the sale of the Series B Stock will be used to purchase the Global Stock except to the extent of U.S. $500,000 to be used by the Company as contemplated in Section 5.1 of this Agreement. The initial consummation of the Global Agreement is conditioned on, and will occur simultaneously with, the Initial Closing under this Agreement.

                  (b) The Global Stock will represent a control voting equity position in Global so that the Company will be able to elect all of the Board of Directors of Global. The Company and the Investor agree that the directors of Global shall be Richard Morgan, Bill Kerby and Jon Snyder, and the Company agrees to vote or execute consents with respect to its Global Stock to so elect such directors from time to time. The Company also agrees to vote and execute written consents with respect to the Global Stock only with the prior approval of the Investor, which shall not be unreasonably withheld or delayed. Any such action shall be consistent with the goal of the parties to effect a business combination of the operations and businesses of the Company, the Investor and Global.

                  (c) If any cash dividends are received by the Company on the Global Stock, the Company agrees, to the extent permitted by applicable law, to cause such dividends to be promptly passed through and declared as a dividend on the Series B Stock so that the Investor will receive its pro rata share of same.

         1.5      Planned Mergers.

                  (a) The Company and the Investor understand and agree that this Agreement is the first step in the acquisition by the Company of 100% of the equity ownership in the Investor and the Investor's shareholders obtaining control of the Company. The parties hereto are in the process of negotiating an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned, Canadian subsidiary of the Company will merge with and into the Investor (the "Merger"). Reference is made to that certain letter of intent dated February 25, 2000 from the Investor to the Company (the "Letter of Intent") for a summary of the intentions of the parties with respect to the Merger. Subject to and in accordance with the Letter of Intent, the Company and the Investor agree to negotiate in good faith the terms of the Merger Agreement and to use reasonable efforts to execute the Merger Agreement as soon as practicable but in no event later than March 25, 2000.

                  (b) The consummation of the Merger will be conditioned on (i) the prior merger of a wholly-owned subsidiary of the Company with and into Global (the "Global Merger") and (ii) the exchange of the then outstanding corporate indebtedness of Global (the "Debt Exchange") by the holders thereof for the issuance by the Company to the holders of such indebtedness of (a) shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") with an initial aggregate liquidation preference equal to the principal amount of such indebtedness (the "Principal Amount") and (b) warrants (the "Exchange Warrants") to purchase 750,000 shares of the Company's Common Stock. Pursuant to the terms of the Global Merger, the Company will issue to the holders of all of Global's outstanding common stock and rights to purchase Global common stock in full cancellation of such common stock and rights, warrants (the "Equity Warrants") to purchase 3.5 million shares of the Company's Common Stock. The terms of the Equity Warrants and the Exchange Warrants are set forth in more detail on Exhibit B attached hereto. The terms of the Series A Preferred Stock are set forth in more detail on Exhibit C attached hereto. The Company and the Investor agree to cooperate to facilitate the negotiation, execution and consummation of appropriate merger and exchange agreements between Global, the Company and the holders of Global's indebtedness so that the

Global Merger and the Debt Exchange can be consummated as soon as practicable but no later than March 10, 2000.

         1.6      Bridge Financing.

                  (a) Subject to the execution of definitive subscription documents reasonably acceptable to Investor, Doerge Capital Management ("DCM"), together with other broker/dealers selected by DCM with the concurrence of the Investor and the Company in compliance with applicable securities laws, will be using its commercially reasonable best efforts to sell up to U.S. $15,000,000 of Series B Stock and U.S. $3,000,000 of Common Stock to further finance the Merger, the Global Merger, Global's operations and the Company. To the extent the amount of new cash proceeds from such Bridge Financing exceeds the aggregate liquidation preference of shares of Series B Stock held by the Investor, such excess will be used by the Company to redeem outstanding Series B Stock from the Investor for a redemption price equal to the Per Share Price. The Company and the Investor agree to effect such redemption with such excess proceeds. Except as set forth in immediately preceding sentence, the Bridge Financing may also be effected by the transfer by the holders of existing indebtedness of Global of such indebtedness to the Company, in which case any guarantees of such indebtedness shall be released by the Company. The purchasers of the Series B Stock in the Bridge Financing, whether by cash or by transfer of existing indebtedness of Global, shall be issued by the Company warrants (the "Bridge Warrants") to purchase 750,000 shares of Common Stock for each U.S. $100,000 in liquidation preference of the Series B Stock. The Bridge Warrants will be transferable only with the Series B Stock prior to closing of the Merger.

                  (b) Subject to and solely upon the consummation of at least U.S. $7,500,000 in new cash proceeds from the Bridge Financing to be arranged by DCM, the proceeds of such financing will be used by the Company to purchase additional shares of Global Stock under the Global Agreement. The proceeds of such sale shall be used by Global to repay the remaining institutional indebtedness of Global due March 31, 2000 in the approximate amount of U.S. $7,500,000 as more particularly described on Schedule 1.6. In the event insufficient proceeds of the Bridge Financing are raised, it is expected that Global will cause the remaining portion of such U.S. $7,500,000 of institutional indebtedness to be transferred to the Company in exchange for issuance by the Company of additional Series B Stock and Bridge Warrants, in which case any guarantees of such indebtedness shall be released by the Company.

         1.7      Exchange Offer.

                  (a) After execution of the Merger Agreement, the Company will use commercially reasonably efforts to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to the holders of the Series B Stock to exchange such outstanding shares of Series B Stock for an issue of the Company's Series C Preferred Stock (the "Exchange Stock") having terms identical to the Series A Preferred Stock, including the ability of the Company to cause the conversion thereof into Common Stock, except that the conversion price of the Exchange Stock shall be U.S. $3.00 per share and the Exchange Stock shall be mandatorily redeemable by the Company on February 28, 2001 at a price per share equal to the liquidation preference thereof, which will include accrued but unpaid dividends. The Company's obligation to file and cause to become effective such registration statement for the Exchange Offer is conditioned upon the prior execution by the Company and the Investor of the Merger Agreement. The consummation of the Exchange Offer will be conditioned upon the consummation of the Merger.

                  (b) Upon such registration statement being declared effective, the Company will offer the Exchange Stock, subject to consummation of the Merger, in return for surrender of the Series B Stock. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to the holders of the Series B Stock. For each share of Series B Stock surrendered to the Company under the Exchange Offer, the holder of such share will receive a share of Exchange Stock of equal liquidation preference. Cumulative dividends on each share of Exchange Stock shall accrue from the date immediately following the last date on which dividends were paid on the share of Series B Stock so surrendered or, if no dividends have even been paid on the Series B Stock, from the date of original issuance of the share of the Series B Stock. If the Company effects the Exchange Offer, the Company will be entitled to close the Exchange Offer contemporaneously with the consummation of the Merger; provided, however, the Company must accept all Series B Stock theretofore validly tendered in accordance with the Exchange Offer.

         1.8 Limitation on Liquidation Preference. The parties acknowledge that Global has failed to deliver to the Company all of the disclosure schedules required by the Global Agreement but has promised to deliver all of such schedules to the Company within five (5) business days after the date hereof. Notwithstanding anything in this Agreement or the Certificate to the contrary, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Investor agrees that the aggregate liquidation preference of the Series B Stock held by the Investor shall be limited to and payable solely from the total net cash amount realized by the Company through the Company's Global Stock either from the liquidation of Global by the Company or from the liquidation of the Company's Global Stock. This Section 1.8 will terminate if and when the disclosure schedules are delivered by Global to the Company in a form deemed satisfactory to the Company in its sole discretion.

         2.       CLOSINGS; DELIVERIES.

         2.1 Closings. The initial closing (the "Initial Closing") of the purchase and sale of the Series B Stock hereunder shall be held at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, on March 1, 2000 or such other time and place as agreed to by the Company and the Investor (the date of the Initial Closing is hereinafter referred to as the "Initial Closing Date"). Each subsequent closing ("Subsequent Closing") of the purchase and sale of additional shares of the Series B Stock shall be held at such time as agreed to by the Company and the Investor at the offices of Jenkens & Gilchrist, a Professional Corporation, or at such other place as agreed to by the Company and the Investor (the date of each Subsequent Closing is hereinafter referred to as a "Subsequent Closing Date").

         2.2 Series B Stock Certificate. At each of the Closings, the Company will deliver to the Investor a legended certificate, registered in the Investor's name, representing the Series B Stock to be purchased by the Investor at the Closing upon payment by the Investor of the purchase price therefor by federal wire transfer of immediately available funds to an account designated by the Company.

         2.3 Initial Closing Documents. At the Initial Closing, the Company shall deliver, in addition to the stock certificate required by Section 2.2, the following:

                  (i) the Certificate, in the form attached hereto as Exhibit A, together with a Certificate from the Secretary of State of Texas evidencing the filing thereof; and

                  (ii) a certificate dated as of the Closing Date by the secretary or other officer of the Company certifying as to the incumbency of the Company's officers and the authenticity of the Certificate and Board of Director resolutions approving the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investors as follows:

         3.1 Organization and Standing. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Texas and is in good standing under such laws. The Company is qualified to do business as a foreign corporation in all jurisdictions where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Company. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

         3.2 Corporate Power. The Company has all requisite legal and corporate power (i) to execute and deliver this Agreement and the agreements contemplated hereby; (ii) (when the Certificate has been adopted and filed), to sell the Series B Stock; and (iii) to carry out and perform its other obligations under the terms of this Agreement and the agreements contemplated hereby.

         3.3 Capitalization. The authorized capital of the Company consists, or will consist immediately prior to the Closing of:

                  (a) Preferred Stock. 5,000,000 shares of Preferred Stock, par value $0.01, of which 1,500 have been or prior to the Initial Closing will be designated Series B Preferred Stock and none of which are isssued and outstanding. The rights, privileges and preferences of the Series B Stock will be as stated in the Certificate.

                  (b) Common Stock. 10,000,000 shares of common stock, par value $0.01 ("Common Stock"), of which 3,573,929 shares are issued and outstanding.

                  (c) The outstanding shares of Common Stock are all duly authorized and validly issued, fully paid and nonassessable.

                  (d) Except as set forth on Schedule 3.3 hereto, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. Except as set forth on Schedule 3.3, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

         3.4 Authorization. All corporate action on the part of the Company and its directors and officers necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement and the agreements contemplated hereby has been (or will be) taken prior to the Closing. This Agreement constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.5 Validity of Stock. The Series B Stock, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will be free of any liens or encumbrances, and shall not be subject to any preemptive rights, rights of first refusal or redemption rights, other than as provided herein or in the Certificate.

         3.6 Compliance with Other Instruments; None Burdensome, etc. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Series B Stock will not result in any violation of any term of (i) the Company's Articles of Incorporation or its Bylaws, (ii) any material provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or (iii) any judgment, decree or order binding upon the Company or any statute, rule or regulation applicable to the Company which violation would have a material adverse effect on the Company.

         3.7 Governmental Consents, etc. No consent, approval or authorization of, or registration, declaration, designation, qualification or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Series B Stock or the consummation of any other transaction contemplated hereby, except for filings which have been made or will be timely made, as appropriate.

         3.8 Material Contracts. The Company has filed with the Securities and Exchange Commission (the "Commission") all agreements, contracts, leases or other documents of a character required by the rules and regulations of the Commission to be filed by the Company as exhibits to any registration statement or report filed by the Company (the "Material Contracts").

         3.9 Financial Statements. The Company's Form 10-KSB Annual Report for the year ended June 30, 1999, and Form 10-QSB Quarterly Reports for the quarter ended December 31, 1999, as filed with the Commission, collectively contain a true, correct and complete copy of (a) the consolidated audited balance sheets, statements of operations and statements of cash

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flow of the company for the fiscal year ended June 30, 1999 and (b) consolidated unaudited balance sheets, statements of operations and statements of cash flow of the Company for the six-month period ended December 31, 1999 (the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company, have been prepared consistently with past practices, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain notes required by GAAP) and present fairly in all material respects the financial position of the Company on the dates of such statements and the results of operations for the periods covered. The Company maintains its books, records and accounts in accordance with good business practice and in sufficient detail to reflect fairly and in all material respects the transactions and dispositions of its assets, liabilities and securities.

         3.10 Changes. Since December 31, 1999, there has not been any material adverse change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business and except for the sale by the Company of its subsidiary Casper Air Service.

         3.11 Brokerage or Finder's Fees. The Company has not incurred any obligation or liability for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company.

         3.12 Commission Reports. The Company has filed in a timely manner with the Commission all forms, financial statements, documents and reports (collectively the "Commission Reports") required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such Commission Reports were prepared in all material respects in accordance with the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4. INVESTOR'S REPRESENTATIONS. The Investor hereby represents and warrants as follows:

         4.1 Authorization. Such Investor has full power and authority to enter into this Agreement and all other agreements, documents or instruments contemplated by this Agreement and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

         4.2 Purchase Entirely for Own Account. The Series B Stock to be received by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

         4.3 Disclosure of Information. Such Investor has reviewed the Company's public filings and has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition and the terms and conditions of the offering of the Series B Stock.

         4.4 Investment Experience. Such Investor is an experienced investor in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series B Stock. Such Investor also represents it is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Act").

         4.5 Restricted Securities. Such Investor understands that the shares of Series B Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Act and applicable state securities laws, except in certain limited circumstances. In this connection, such Investor represents that it is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Such Investor agrees that in no event will it make a transfer or disposition of any of the Series B Stock unless and until, if requested by the Company, it shall have furnished to the Company (at the expense of the Investor or transferee) an opinion of counsel or other evidence, reasonably satisfactory to the Company, to the effect that such transfer may be made without restrictions under the Act. Such Investor understands that the Company is under no obligation to register any of the securities sold hereunder. Such Investor understands that no public market now exists for the Series B Stock and that it is uncertain whether a public market will ever exist for the Series B Stock.

         4.6 Legends. It is understood that the certificates evidencing the Company's Series B Stock shall bear the following legend, as well as any other legend as may be required by applicable federal and state securities laws:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, RESOLD, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM."

         4.7 Brokerage or Finder's Fees. Such Investor has not incurred any obligation or liability for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by such Investor.

5.       COVENANTS.

         5.1 Use of Proceeds. The Company shall use all the proceeds from the sale of the Series B Stock to purchase shares of Global Stock; provided, however, that the Company may use up to U.S. $500,000 of such proceeds to pay costs and expenses incurred by the Company in connection with this Agreement, the Global Agreement, the Merger, the Global Merger, the other transactions contemplated hereby, and related transactions, subject to the approval of the Investor, and to pay the outstanding accounts payable owed by the Company to its accountants and attorneys.

         5.2 Management Changes. The Company agrees that its Board of Directors shall promptly act to (i) elect Bill Kerby as President and Chief Executive Officer of the Company and (ii) expand the Board of Directors of the Company by two members and appoint Bill Kerby and another designee of Investor as members of the Company's Board of Directors to fill such new vacancies.

6.       MISCELLANEOUS.

         6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to the State's conflicts of law rules.

         6.2 Survival. The representations and warranties of the parties made herein shall survive the Closing for a period of six (6) months.

         6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the parties.

         6.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. This Agreement may be amended, waived, discharged or terminated only pursuant to an affirmative vote or written consent of the holders of at least a majority of the shares of the Series B Stock and the Company and such amendment or waiver shall be binding upon all such holders.

         6.5 Brokerage and Finder's Fees. The Company, on the one hand, and the Investor, on the other hand, will be responsible for, and will indemnify and hold harmless the other party for, any brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company, on the one hand, or by the Investor, on the other hand.

         6.6 Notices, etc. All notices and other communications required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Postal Service, by certified mail, return receipt requested, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Investor, to travelbyus.com, Ltd., 204-3237 King George Highway, South Surrey, British Columbia, V4P

1B7, Canada, or to such other address as such Investor shall have furnished to the Company in writing, or (b) if to the Company, at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, U.S.A., or at such other address as the Company shall have furnished to the Investor in writing.

         6.7 Expense of Transaction. Except as provided in SECTION 5.1 of this Agreement, each party hereto shall bear its own expenses in connection with the transactions described herein.

         6.8 Titles and Subtitles. The titles of the Sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         6.10 Timely Performance. Time is of the essence as to the performance of the obligations required of the respective parties under this Agreement.

         6.11 Attorneys' Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         6.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

            [The remainder of this page is intentionally left blank,
                            signature page follows.]

         IN WITNESS WHEREOF, the Company and the Investor have executed and delivered this Agreement as of the day and year first above written.

                                        THE COMPANY:

                                        AVIATION GROUP, INC.



                                        By: /s/ Lee B. Sanders
                                                Lee B. Sanders
                                                President


                                        INVESTOR:

                                        TRAVELBYUS.COM, LTD.



                                        By: /s/ Bill Kerby
                                        Name:  Bill Kerby
                                        Title: CEO

                                    EXHIBIT A

         Form of Statement of Resolution Establishing Series of Shares

                                   EXHIBIT B

                               Terms of Warrants

Series The Exchange Warrants and the Equity Warrants (together, the "Warrants") shall be issued in different series. The Exchange Warrants shall be issued as Series A Warrants and the Equity Warrants shall be designated as Series B Warrants.

Term Each series shall have a term of two years from the date the securities issuable upon their exercise are freely tradable under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Exercise Price                    Series A: The Series A Warrants shall have an
                                  exercise price of US$4.00 per share.
                                  Series B: The Series B Warrants shall have an exercise price of US$3.00 per share.

                                   EXHIBIT C

                       Terms of SEries A Preferred Stock

Liquidation Preference            The initial liquidation preference (the
                                  "Series A Liquidation Preference") of the
                                  Series A Preferred Stock shall be Principal
                                  Amount. The Series A Liquidation Preference shall be increased by any accrued but unpaid dividends, which shall be prorated in the event of any redemption or conversion.

Dividends                         Each holder of Series A Preferred Stock will
                                  be entitled to receive cumulative monthly dividends if and when declared by the board of directors, at an annual rate equal to 9% (the
                                  "Series A Dividend Rate") of the Series A
                                  Liquidation Preference of the Series A
                                  Preferred Stock held by such holder.

Conversion at the Option of       The Series A Preferred Stock may be converted
the Surviving Corporation         at the option of the Company into Company
                                  Common Stock at any time after its issuance, provided that there shall not have been effected a common stock, preferred stock or debt financing for the Company with gross cash proceeds of at least US$25 million on terms reasonably acceptable to the Company after or in connection with the Merger. If the Company elects to effect such a conversion, it shall give notice thereof to the holders of the Series A Preferred Stock (the date of delivery of such notice the "Conversion Date") and the Series A Preferred Stock shall automatically be converted into a number of shares of the Company's Common Stock equal to the quotient obtained by dividing (i) the Series A
                                  Liquidation Preference on the Conversion Date by (ii) the arithmetic mean of closing bid prices of the Company's Common Stock as reported by Bloomberg, L.P. for the 21 trading days preceding the Conversion Date (the
                                  "Conversion Rate").

Rank The Series A Preferred Stock will rank junior in rights to dividends and liquidation preference to the Series B Stock (and the Series C Preferred Stock for which the Series B Stock may be exchanged).

Redemption                        The Series A Preferred Stock will be
                                  redeemable at the option of the Investor at any time on or prior to September 30, 2000 at a price per share equal to the Series A
                                  Liquidation Preference (the "Redemption
                                  Price"). Notice of redemption shall be given at least 30 days in advance, during which time it may be converted at the holder's election.

Voting Rights                     After the earlier of September 30, 2000 or the
                                  consummation of the Merger, the Series A
                                  Preferred Stock shall vote on all matter submitted to a vote of the holders of the Company's Common Stock on an as-converted basis. The Series A Preferred Stock will have no voting rights prior to that date.

Optional Conversion in the        In the event the Series A Preferred Stock has
Event Not Redeemed or             not been redeemed or converted on or before
Converted Within 13               October 31, 2000, the Series A Preferred Stock
Months                            may be converted at the option of the holders
                                  into the Company's Common Stock at the
                                  Conversion Rate.


              FIRST AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT

         This First Amendment to Preferred Stock Purchase Agreement (the "Amendment") is made and entered into as of the 17th day of March, 2000, by and among AVIATION GROUP, INC., a Texas corporation (the "Company"), and TRAVELBYUS.COM LTD., an Ontario corporation (the "Investor").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Investor have previously entered into that certain Preferred Stock Purchase Agreement, dated as of March 1, 2000 (the "Purchase Agreement"); and

         WHEREAS, the Company and the Investor now desire to amend the Purchase Agreement as set forth below.

         NOW THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties agree as follows:

         1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Purchase Agreement.

         2.       Amendments to the Purchase Agreement.

                  (a) The third and fourth sentences of Section 1.5(a) of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:

                  "Reference is made to that certain amended and restated letter of intent dated March 16, 2000 from the Investor to the Company (the "Letter of Intent") for a summary of the intentions of the parties with respect to the Merger. Subject to and in accordance with the Letter of Intent, the Company and the Investor agree to negotiate in good faith the terms of the Merger Agreement and to use reasonable efforts to execute the Merger Agreement as soon as practicable but in no event later than April 7, 2000."

                  (b) Section 1.5(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(b) The consummation of the Merger will be conditioned on (i) the prior merger of a wholly-owned subsidiary of the Company with and into Global (the "Global Merger") and (ii) the exchange of the then outstanding corporate indebtedness and outstanding common stock of Global (the "Debt Exchange") by the holders thereof for the issuance by the Company to the holders of such indebtedness and common stock of (a) shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") with an initial aggregate liquidation preference equal to the principal amount of such indebtedness (the "Principal Amount") and (b) warrants (the "Exchange Warrants") to purchase 750,000 shares of the Company's Common Stock. The Exchange Warrants shall be issued as follows: warrants to purchase 500,000 shares of Company Common Stock shall be issued to Genesis Diversified Investments, Inc., or its nominee, and warrants to purchase 250,000 shares of Company Common Stock shall be issued to Global Leisure, Inc., or its nominee. Pursuant to the terms of the Global Merger, the Company will issue to the holders of all of Global's outstanding rights to purchase Global common stock in full cancellation of such rights, warrants (the "Debt Warrants") to purchase 3.5 million shares of the Company's Common Stock. The terms of the Debt Warrants and the Exchange Warrants are set forth in more detail on Exhibit B attached hereto. The terms of the Series A Preferred Stock are set forth in more detail on Exhibit C attached hereto. The Company and the Investor agree to cooperate to facilitate the negotiation, execution and consummation of appropriate merger and exchange agreements between Global, the Company and the holders of Global's indebtedness so that the Global Merger and the Debt Exchange can be consummated as soon as practicable but no later than April 7, 2000."

                  (c) Section 1.6(a) of the Purchase Agreement is hereby amended by changing "US$15,000,000" in the first sentence of such section to "US$20,000,000", and by changing "US$3,000,000" in the first sentence of such section to "US$2,000,000".

                  (d) Section 1.6(a) of the Purchase Agreement is hereby amended by changing "750,000" in the next to last sentence of such section to "7,500".

                  (e) Section 3.3(b) of the Purchase Agreement is hereby amended by changing the number "3,573,929" to "3,849,937".

                  (f) Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached to this Amendment.

                  (g) Exhibit B to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached to this Amendment.

                  (h) Exhibit C to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit C attached to this Amendment.

         3. Effective Date. This Amendment will become effective upon the execution hereof by each of the parties set forth on the signature page hereto.

         4.       Miscellaneous.

                  (a) Except as expressly amended or waived herein, all terms, covenants and provisions of the Purchase Agreement shall remain in full force and effect.

                  (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and the permitted successors, assigns, heirs, executors and administrators of the parties.

                  (c) This Amendment shall be governed by and construed under the laws of the State of Texas without regard to the State's conflict of law rules.

                  (d) This Amendment, together with the Purchase Agreement, as amended, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

                  (e) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A telecopy or facsimile transmission of a signed counterpart of this Amendment shall be sufficient to bind the party or parties whose signature(s) appear(s) hereon.

           [The remainder of this page is intentionally left blank;
                           signature page follows.]

         IN WITNESS WHEREOF, the Company and the Investor have executed and delivered this Amendment as of the day and year first above written.

                                        THE COMPANY:

                                        AVIATION GROUP, INC.



                                        By:  /s/ RICHARD L. MORGAN
                                             ---------------------
                                        Name:  Richard L. Morgan
                                        Title: Executive Vice President


                                        INVESTOR:

                                        TRAVELBYUS.COM, LTD.


                                        By: /s/ BILL KERBY
                                            --------------
                                        Name:  Bill Kerby
                                        Title: Chief Executive Officer

                                   EXHIBIT B

                               Terms of Warrants

Series The Exchange Warrants, the Debt Warrants and the Bridge Warrants (together, the "Warrants") shall be issued in different series. The Exchange Warrants shall be issued as Series A Warrants, the Debt Warrants shall be designated as Series B Warrants, and the Bridge Warrants shall be designated as Series C Warrants.

Transferability                   The Exchange Warrants issued to Global
                                  Leisure, Inc., or its nominee, shall be
                                  non-transferable and non-exercisable until both of the following conditions are satisfied within two calendar years of the date of issuance: (i) the revenues of Global meet or exceed US$80 million for any one year period
                                  (as defined below), and (ii) Global generates net income for any one year period (as defined below). For this purpose, a one year period shall consist of any four consecutive fiscal quarters. In addition, until both conditions are satisfied, the Exchange Warrants shall be canceled at the option of the Board of Directors of the Company in the event the Board determines in good faith that both of the above conditions will not be met in the required time period.

                                  Genesis Intermedia shall enter into an
                                  agreement with the Investor and the Company whereby Genesis Intermedia agrees to provide exclusive access (other than access provided to American Express and its affiliates) to its Centerlinq Network for three years, and provide such access without charge for the first year. Such Agreement shall be subject to the approval of an independent committee of the board of directors of GenesisIntermedia which shall occur prior to completion of the Global Merger. In consideration for entering into such agreement, (1) the Exchange Warrants issued to Genesis Diversified Investments, Inc., or its nominee, shall not be cancelable, and shall be transferable and exercisable upon issuance, subject to applicable securities laws and approval by the Company's stockholders, and (2) the Company shall redeem the Series A Preferred Stock issued to Genesis Diversified Investments, Inc., or its nominees, (the "Genesis Series A Preferred Stock") unless previously converted to common stock, by paying to Genesis Diversified Investments, Inc., or its nominees, the Series A Liquidation Preference from the proceeds of any one or more public financings subsequent to the completion of the proposed business combinations and financings contemplated herein (the "Genesis Series A Redemption") but only to the extent the proceeds from such financings exceed the amount necessary to complete the Series B Redemption, defined below, and exceed, in the aggregate, US$25 million.

Term Each series shall have a term ending the earlier of March 5, 2005 or two years from the date the securities issuable upon their exercise are freely tradable under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Exercise Price                    Series A: The Series A Warrants shall have an
                                  exercise price of US$5.00 per share.
                                  Series B: The Series B Warrants shall have an exercise price of US$3.00 per share.
                                  Series C: The Series C Warrants shall have an exercise price of US$3.25 per share.